Exhibit 99.1

PRESS RELEASE 042210.07	For Immediate Release Contact: Jeff Miller Tel: 281.529.7250

GLOBAL INDUSTRIES NAMES C. ANDREW SMITH
AS CHIEF FINANCIAL OFFICER
CARLYSS, LOUISIANA (April 22, 2010) — Global Industries, Ltd. (NASDAQ: GLBL) (“Global”) today announced that C. Andrew Smith has been named Senior Vice President and Chief Financial Officer of the Company effective April 26, 2010. In his new role, Mr. Smith will be responsible for financial reporting, accounting, tax, treasury, internal audit and investor relations and will report to John Reed, Chief Executive Officer.
Mr. Smith, 39, joins Global after ten (10) years at NATCO Group where he served in several financial roles, most recently as Senior Vice President & Chief Financial Officer. Previously, Mr. Smith held financial roles with Comfort Systems USA and the accounting firm of Price Waterhouse. He is a graduate of the University of Houston and is a Certified Public Accountant in the State of Texas.
“Andy Smith brings broad and in-depth financial and accounting expertise to Global. His extensive experience in financial operations in a multi-national oilfield-services company will be of significant assistance to Global in our efforts to expand our presence in oil and gas markets across the world”, said John Reed, Chief Executive Officer of the Company. “The addition of Mr. Smith strengthens our management team as we continue to implement our strategic plan to expand Global’s presence in deepwater markets”.
Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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